Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Timothy A. Bonang Manager of Investor Relations (617) 796-8149 www.fivestarqualitycare.com

Five Star Quality Care, Inc. to Offer $80 Million Convertible Senior Notes

        Newton, MA (October 11, 2006). Five Star Quality Care, Inc. (AMEX: FVE) today announced that it intends, subject to market and other conditions, to offer $80 million aggregate principal amount of Convertible Senior Notes due 2026 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible into Five Star common stock. Five Star intends to grant the initial purchasers a 30-day option to purchase up to an additional $12 million of the Convertible Senior Notes to cover over allotments, if any.

        Five Star expects to use the net proceeds from the offering of the notes for general business purposes, including possible future acquisitions.

        The securities to be offered have not been registered under the Securities Act of 1933, as amended, or applicable securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

        This press release is not an offer to sell, nor a solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

        THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS REPRESENT FIVE STAR'S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR. FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFERING OF $80 MILLION OF CONVERTIBLE SENIOR NOTES, MORE OR LESS THAN $80 MILLION OF CONVERTIBLE SENIOR NOTES MAY BE SOLD, OR THIS OFFERING MAY BE TERMINATED. IN ADDITION, FIVE STAR MAY USE THE NET PROCEEDS FROM THIS OFFERING FOR PURPOSES THAT ARE DIFFERENT THAN THOSE CURRENTLY CONTEMPLATED. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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